Exhibit 99.1

News Release

For further information contact: Anthony R. Muller Executive Vice President and CFO 408-546-5000	JDS Uniphase Corporation 1768 Automation Parkway San Jose, CA 95131 USA Tel 408 546-5000 Fax 408 546-4372 www.jdsu.com

JDS UNIPHASE REVISES GUIDANCE

Ottawa, Ontario, and San Jose, California, September 23, 2002 - JDS Uniphase Corporation (NASDAQ: JDSU and TSX: JDU) today revised its outlook for the current quarter. The Company anticipates net sales for the first quarter ending September 30, 2002 will be $190 to $200 million as compared to earlier guidance of $200 to $210 million.

The anticipated revenue decline is due to continuing weakness in the Company's telecommunications markets. Consistent with earlier guidance, the Company expects to report a pro forma net loss of $0.06 to $0.08 per share, excluding charges under the Global Realignment Program. Also consistent with earlier guidance, the Company anticipates that contract cancellation revenue included in the above sales guidance will be $10 to $20 million for the quarter.

JDS Uniphase, a worldwide leader in optical technology, designs and manufactures products for fiberoptic communications, as well as for markets where its core optics competency provides innovative solutions for industrial, commercial and consumer applications. JDS Uniphase's fiberoptic components and modules are deployed by system manufacturers for the telecommunications, data communications, and cable television industries. JDS Uniphase also produces products for display, security, medical/environmental instrumentation, decorative, aerospace and defense applications. More information on JDS Uniphase is available at

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to any statement or implication as to the guidance provided in this press release, including anticipated net sales, pro forma net loss and cancellation revenue for the current quarter. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: due to the current economic slowdown, in general, and setbacks in our customers' businesses, in particular, our ability to predict the Company's financial performance for current and future periods is far more difficult than in previous periods. For more information on these and other risks affecting our business, please refer to the "Risk Factors" Section in the Company's Annual Report on Form 10-K for the period ended June 30, 2002. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements

Source: JDS Uniphase Corporation

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